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                                                                   Exhibit 10.55


                       FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to the Amended and Restated Commercial Lease Agreement ("Amendment") is made and entered into as of July 1, 2003, by and between ESS Technology Inc., a California corporation ("Landlord"), and Vialta, Inc., a Delaware corporation ("Tenant").

      WHEREAS, the parties have entered into that certain Amended and Restated Commercial Lease Agreement dated August 20, 2001 ("Lease") for space in a building located at 48461 Fremont Blvd., Fremont, CA, and

      WHEREAS; the parties each desire to modify the Lease to reduce the area of Leased Premises, adjust the rental amount, extend the Term, and make such other modifications as are set forth below in Section 2 "Modifications".

      NOW, THEREFORE, in consideration of the mutual promises contained herein and for good and valuable consideration, the parties agree as follows:

1. Defined terms herein shall have the same meaning as set forth in the Lease, except as otherwise provided.

2. Exhibit 2: Exhibit 2 as attached to the Lease shall be deleted in its entirety and replaced by the "First Amended Exhibit 2", attached hereto.

3. Definition/Recital: "Leased Premises". The defined term "Leased Premises" as appears on page one of the Lease is deleted in its entirety and replaced by the following:

      "The Leased Premises are improved with a freestanding building consisting of 77,249 square feet commonly known as 48461 Fremont Blvd., Fremont, California. Tenant desires to lease a portion of this building of approximately 30,688 square feet (the "Leased Premises"). The Leased Premises are a portion of the Project, as depicted in the First Amended
      Exhibit 2 attached hereto."

3. Section 1 "Premises and Common Areas". Section 1 is deleted in its entirety and replaced by the following:

      "Landlord hereby leases to Tenant the Leased Premises. In addition to the Leased Premises, Landlord grants to Tenant a nonexclusive license to use the Common Areas during the Term of this Lease. The term "Common Areas" is defined as the area and facilities outside the Leased Premises as depicted in the First Amended Exhibit 2 attached hereto that is designated by the Landlord for the general non-exclusive use of Landlord, Tenant and other lessees of the Project and their respective employees, suppliers, shippers, customers, and invitees, including but not limited to parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, ramps, driveways, landscaped areas and decorative walls. Landlord shall have the right to make changes to the Common Areas provided that such changes do not unreasonably interfere with Tenant's use and enjoyment of the Lease Premises."
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4.    Section 2 "Term".

      Section 2 (a) is deleted in its entirety and replaced by the following:

      "The initial Term of this Lease shall commence on January 1, 2001 ("Commencement Date") and end on June 30, 2005 ("Initial Term").

      Section 2 (b) is deleted in its entirety and replaced by the following:

      "Following expiration of the Initial Term, and in the event the Parties have not negotiated a new or extended Lease, the term shall be month-to-month, at the rental and upon the covenants, conditions and provisions herein set forth."

5.    Section 3 "Rental".

      Section 3(a) is deleted in its entirety and replaced by the following:

      "Commencing on July 1, 2003, and throughout the remainder of the Initial Term, Tenant shall pay to Landlord the rental amount of $313,017.60 per year, payable in installments of $26,084.80 per month, based on $0.85 per rentable square foot and 30,688 square feet of leased space."

      Section 3(b) is deleted in its entirety.

6. Section 9 "Property Taxes". Section 9 is deleted in its entirety and replaced by the following:

      "Tenant be responsible for all general real estate taxes and installments of special assessments coming due during the Lease term on the Leased Premises. Landlord shall pay the amount due and separately invoice Tenant for Tenant's pro rata share of the Property Taxes. Tenant's pro rata share shall equal the square footage of the Leased Premises (30,688) divided by the total building square footage (77,249); or forty percent (40%). Tenant shall pay such amounts within fifteen (days) of invoice. Tenant shall be responsible for paying all personal property taxes with respect to Tenant's personal property at the Leased Premises. Landlord shall be responsible for paying all personal property taxes with respect to Landlord's personal property, if any, at the Leased Premises."

7.    Section 10 "Insurance".

      Section 10(b) is deleted in its entirety and replaced by the following:

      "Tenant shall be responsible for fire and extended coverage insurance on the Leased Premises, in such amounts as Landlord shall deem appropriate. Landlord shall pay the amount due and separately invoice Tenant for Tenant's pro rata share of the fire and extended coverage insurance. Tenant's pro rata share shall equal the square footage of
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      the Leased Premises (30,688) divided by the total building square footage
      (77,249); or forty percent (40%). Tenant shall pay such amounts within fifteen (days) of invoice. Tenant shall be responsible, at its expense, for fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises."

8.    Section 12 "Utilities".

      Section 12 is deleted in its entirety and replaced by the following:

      "Tenant shall pay all charges for water, sewer, gas, electricity, telephone and other services and utilities used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord. In the event that any utility or service provided to the Leased Premises is not separately metered, Landlord shall pay the amount due and separately invoice Tenant for Tenant's pro rata share of the charges. Tenant's pro rata share shall equal the square footage of the Leased Premises (30,688) divided by the total building square footage (77,249); or forty percent (40%). Tenant shall pay such amounts within fifteen (15) days of invoice. Tenant shall not use any equipment or devices that, in Landlord's reasonable opinion, overload the wiring or interfere with electrical services to other tenants. Landlord shall pay all charges for water, sewer, gas, electricity and other services used in the Common Areas."

9. This Amendment shall amend, modify, and supercede, to the extent of any inconsistencies, the provisions of the Lease. Except as expressly amended by this Amendment, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Lease as of the date set forth below. This Amendment shall be effective upon execution on behalf of both parties by their duly authorized representatives.

On behalf of                          On behalf of
ESS Technology, Inc.                  Vialta, Inc.

By: /s/ James B. Boyd                 By:  /s/ William Scharninghausen

Name: James B. Boyd                   Name: William Scharninghausen

Title: CFO                            Title: CFO

Date: 9/30/03                         Date: 9/30/03